UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 18, 2009

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 15, 2009, the Board of Directors (the “Board”) of Obagi Medical Products, Inc. (the "Company") approved an amended form of employment agreement with the Company's executive officers, other than its Chief Executive Officer. The new form of employment agreement generally includes similar terms as the existing employment agreements, except for creating consistency and providing for “industry standard” provisions regarding: (i) payment of severance; (ii) treatment of options upon a “change of control;” (iii) the requirement of releases to be signed upon termination; and (iv) appropriate tax provisions to ensure compliance with Sections 409A and 280G of the tax code. The new form of employment agreement replaces the executive officers' existing employment and other agreements.

The foregoing summary description of the form of employment agreement is qualified in its entirety by reference to the agreement filed as Exhibit 10.53 to this Current Report on Form 8-K, which is incorporated by reference into this Item 5.02.

On June 15, 2009, the Company entered into entered in an amended and restated employment agreement with Preston S. Romm, its Chief Financial Officer, Executive Vice President, Finance, Operations and Administration and Treasurer. Under the agreement, Mr. Romm is entitled to a base salary of $320,000 per year subject to annual cost of living increases or such greater increase as may be approved by the Board and an annual bonus of 60% of his base salary based upon achievement of certain Company and individual targets.  Under the agreement, either Mr. Romm or the Company may terminate his employment at any time. If Mr. Romm is terminated for cause or terminates his own employment, he is entitled to no severance. The term "cause" is defined as Mr. Romm: (i) exhibits willful misconduct or dishonesty which materially and adversely effects the business reputation of Mr. Romm or the Company; (ii) is convicted of a felony; (iii) acts (or fails to act) in the performance of his duties to the Company in bad (good) faith and to the Company's detriment; (iv) materially breaches the amended and restated employment agreement or any other agreement with the Company, which if curable, is not cured to the Company's reasonable satisfaction within thirty days of written notice thereof; or (v) engages in misconduct that is demonstrably and materially injurious to the Company, including, without limitation, willful and material failure to perform his duties as an officer or Executive of the Company or excessive absenteeism unrelated to illness or vacation.  If Mr. Romm is terminated without cause or for good reason, he is entitled to twelve months severance.   The term "good reason" is defined as if following a change of control, the Company (including any successor in interest): (i) terminates Mr. Romm's employment at any time within the one year anniversary of such change of control, for reasons other than for cause, death or disability; (ii) Mr. Romm voluntarily terminates his employment within six months of the Company's (or any successor in interest)  material reduction in Mr. Romm's level of responsibility; or (iii) Mr. Romm terminates his employment within six months of the Company's (or any successor in interest) material reduction of his base salary, except for any salary reduction that is generally applicable to the Company's (or any successor in interest) executives; provided that in the case of (ii) and (iii) above, “Good Reason” shall only be found to exist if prior to Mr. Romm's resignation for good reason, Mr. Romm has provided thirty days written notice to the Company (or any successor in interest) within ninety days following the existence of such good reason event indicating and describing the event resulting in such good reason, and the Company (or any successor in interest) does not cure such event within ninety days following the receipt of such notice from Mr. Romm.  In the event the Company (or any successor in interest) fails to timely cure, Executive may resign upon expiration of the cure period.  Mr. Romm is also subject to a confidentiality covenant and a covenant not to solicit any employee to leave the Company’s (or any successor in interest) employ during the term of any severance period following the date of termination.  Any severance payment is conditioned upon execution by Mr. Romm of a release in form and substance satisfactory to the Company (or any successor in interest).

On June 15, 2009, the Company entered into amended and restated employment agreements with David S. Goldstein, the Company’s Executive Vice President of Global Sales and Field Marketing, and Laura B. Hunter, the Company’s Vice President, General Counsel and Secretary.  The terms of their amended and restated employment agreements are identical to Mr. Romm’s described above, with the exception of the following: (i) Mr. Goldstein and Ms. Hunter are entitled to an annual base salary of $295,360 and $260,000, respectively; (ii) Mr. Goldstein and Ms. Hunter are entitled to an annual bonus of 50% based upon achievement of certain Company and individual targets; and (iii) if Mr. Goldstein or Ms. Hunter are terminated without cause, they are entitled to six months severance.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
10.53	Form of Employment Agreement by and between the Company and its executive officers
10.54	Amended Employment Agreement by and between the Company and Preston S. Romm, dated as of June 15, 2009
10.55	Amended Employment Agreement by and between the Company and David S. Goldstein, dated as of June 15, 2009
10.56	Amended Employment Agreement by and between the Company and Laura B. Hunter, dated as of June 15, 2009

  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: June 18, 2009	By:	/s/ PRESTON S. ROMM
Preston S. Romm
Chief Financial Officer